EXHIBIT 2 TO SCHEDULE 13D



                             Keeley Investment Corp.
                        Executive Officers and Directors




            John L. Keeley, Jr. . . . .   President and Director

            Mary G. Filice  . . . . . .   Senior Vice President
            Mark Zahorik  . . . . . . .   Vice President

            Barbara G. Keeley . . . . .   Secretary and Director